UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report January 11, 2008
Date of Earliest Event Reported (January 11, 2008)

SECURITY CAPITAL ASSURANCE LTD
(Exact name of registrant as specified in its charter)

Bermuda	001-32950	Not Applicable
(Jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification
No.)

A.S. Cooper Building
26 Reid Street
Hamilton HM11, Bermuda
(Address of principal executive
offices, including zip code)

(441) 279-7450
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events

          On January 11, 2008, Security Capital Assurance Ltd (“SCA”) entered into an employment agreement with Claude L. LeBlanc, dated as of January 1, 2008 (the “Employment Agreement”), pursuant to which Mr. LeBlanc will continue to serve as SCA’s Executive Vice President, Corporate Development & Strategy. The following summary is qualified in its entirety by reference to the Employment Agreement, a copy of which will be filed with SCA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

          Mr. LeBlanc’s term of employment under the Employment Agreement will be for 18 months, ending June 30, 2009, unless terminated earlier, as permitted under the Employment Agreement. The Employment Agreement will be automatically extended for additional one-year periods unless SCA or Mr. LeBlanc gives written notice not to extend the term.

          Pursuant to the Employment Agreement, SCA has agreed to provide Mr. LeBlanc with the following compensation and benefits:

  A base salary of $300,000 for calendar year 2008, subject to annual review.

  A minimum annual bonus for 2007 of $700,000, payable in 2008. For 2008, Mr. LeBlanc will have a bonus opportunity equal to 150% of base salary, to be paid in the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”).

  An additional long term incentive award, pursuant to the terms of SCA’s long term incentive plan, equal to 150% of base salary plus annual bonus, to be paid in the discretion of the Compensation Committee.

  A grant of 100,000 options to purchase common shares of SCA. These options were granted on December 19, 2007, at an exercise price of $4.50 per share. The options vest in three equal installments at the rate of 33.33% per year, on each anniversary of the grant date.

  An additional grant of 50,000 shares of restricted stock. This award has not yet been granted. The restricted shares will vest at a rate of not less than 25% per year, on the anniversary of the grant date, which will be no later than February 29, 2008.

  The opportunity to participate in employee retirement, pension, welfare and benefit programs of SCA made available to similarly situated executive officers of SCA.

  A monthly housing allowance of $11,000.

          In addition, SCA has agreed to indemnify Mr. LeBlanc in the event that his services result in his becoming liable for U.S. federal, state or local income taxes.

          Except as provided in the following paragraph, in the event Mr. LeBlanc’s employment is terminated by SCA without cause or by Mr. LeBlanc as a result of SCA assigning to him materially inconsistent duties or other uncured material breach of the Employment Agreement, Mr. LeBlanc will be paid, in addition to any earned but unpaid compensation or benefits to which he is entitled, a lump sum payment equal to two times annual base salary plus one times annual bonus (at the higher of the target bonus in the year of termination or the average annual bonus payable in the preceding three years (or, if less, his period of employment)). To receive this payment, Mr. LeBlanc must execute a general release of employment liability claims. In addition, Mr. LeBlanc will be entitled to continued medical benefit coverage for 24 months following termination, three months of continued housing, and relocation expenses. Mr. LeBlanc will also receive these payments and benefits if SCA does not extend the term of his Employment Agreement.

          In the event, Mr. LeBlanc’s employment is terminated by SCA without cause or by Mr. LeBlanc with good reason within two years following a change in control of SCA, Mr. LeBlanc will be paid, in addition to any earned but unpaid compensation or benefits to which he is entitled, a lump sum payment equal to two times annual base salary plus two times annual bonus (at the higher of the target bonus in the year of termination or the average annual bonus payable in the three years prior to the change in control (or, if less, his period of employment)). In addition, Mr. LeBlanc will be paid a pro rata annual bonus for the year of termination (at the higher of the target bonus in the year of termination or the annual bonus actually paid to Mr. LeBlanc in the year preceding the change in control), any unvested options and restricted stock held by him will immediately vest, and his options will remain exercisable for three years from the date of termination. Further, Mr. LeBlanc will be entitled to continued medical benefit coverage for 24 months following termination, three months of continued housing, relocation expenses, and he will fully vest in any unvested portion of his benefits under any SCA benefit plan.

          The Employment Agreement also contains an indemnification in the event that, in connection with a change in control of SCA, Mr. LeBlanc is subject to excise taxes under the golden parachute provisions of the Internal Revenue Code, so long as the payments to Mr. LeBlanc exceed certain levels.

          Mr. LeBlanc is also subject to customary non-competition and non-solicitation covenants during his employment and, except as described below, for 12 months following termination of his employment, as well as to confidentiality and director and officer indemnification covenants. If, however, Mr. LeBlanc’s employment is terminated by SCA without cause or by Mr. LeBlanc with good reason within 24 months following a change in control, Mr. LeBlanc will be subject to the non-competition covenant for six months following termination of employment if SCA pays him an additional six months of base salary and one half of the average annual bonus payable to him in the three years preceding the year of his termination (or, if less, his period of employment).

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

          Dated January 11, 2008

Security Capital Assurance Ltd

By:	/s/ Tom Currie
Name: Tom Currie
Title: Senior Vice President